Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Third Quarter 2019 Profit

Third Quarter Highlights:

•	$1.79 earnings per diluted share, up 14% from $1.57 in Q3 2018
•	Pre-tax income of $119 million, up from $110 million in Q3 2018; net income of $91 million, up from $83 million in Q3 2018
•	Five new E175 aircraft scheduled for delivery in Q4 2019 under a previously announced agreement

ST. GEORGE, UTAH, October 30, 2019 – SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q3 2019, including net income of $91 million, or $1.79 per diluted share, compared to net income of $83 million, or $1.57 per diluted share, for Q3 2018. Earnings per diluted share increased 14% in Q3 2019 from Q3 2018, primarily due to SkyWest’s ongoing fleet transition. SkyWest has added 13 new E175 aircraft and 11 new CRJ900 aircraft since Q3 2018 and reduced aircraft ownership costs through early lease buyouts on 52 aircraft executed in 2019.

Commenting on the results, Chip Childs, Chief Executive Officer and President of SkyWest, said “We were pleased to deliver another solid quarter as we continue executing our fleet strategy and remain positioned for future opportunity based on strong demand for our product. I want to thank our SkyWest professionals for their excellent work during the quarter.”

Financial Highlights

Revenue was $760 million in Q3 2019, down from $829 million in Q3 2018 due to the sale of ExpressJet Airlines (“ExpressJet”) in January 2019. Excluding ExpressJet revenue in Q3 2018, Q3 2019 revenue increased $71 million, primarily from adding 24 new aircraft since Q3 2018.

Operating expenses were $614 million in Q3 2019, down from $691 million in Q3 2018, also due to the sale of ExpressJet. Excluding ExpressJet operating expenses in Q3 2018, Q3 2019 operating expenses increased $62 million, primarily from growth in operations as a result of additional aircraft placed into service since Q3 2018.

Operational Update

Aircraft deliveries under previously announced deals for Delta

New E175 aircraft to be financed and operated by SkyWest:

•	Five aircraft scheduled for delivery in Q4 2019
•	Six aircraft scheduled for delivery from early to mid-2020

New CRJ900 aircraft to be financed by Delta and operated by SkyWest:

•	One aircraft delivered in Q3 2019
•	One aircraft scheduled for delivery in mid-2020

Used E175 aircraft financed by Delta and operated by SkyWest:

•	Six aircraft scheduled for in-service dates from early to mid-2020

During Q3 2019, SkyWest acquired four CRJ900 aircraft under an early lease buyout. These four aircraft are scheduled to expire under SkyWest’s flying agreement with Delta in 2020.

SkyWest also anticipates removing eight CRJ700s from its flying agreement with Delta by the end of 2020. As previously announced, SkyWest has an agreement with Delta to replace these 12 used CRJ aircraft with 12 new aircraft. Following their agreement expirations, SkyWest anticipates utilizing these 12 used aircraft in various ways: placing them with other partners, using the airframe/engines as spare parts and/or leasing the airframes/engines to third parties.

Aircraft deliveries under previously announced deals for American

SkyWest is scheduled to place ten used CRJ700 aircraft with American throughout 2020 including seven used aircraft that SkyWest anticipates acquiring from a third party and three used aircraft that SkyWest expects to source through upcoming contract expirations with another SkyWest partner.

Lease agreement with a third party for 29 CRJ700 aircraft

SkyWest has placed four of 29 CRJ700 aircraft under a previously announced lease agreement with a third party for a ten-year term as of September 30, 2019. SkyWest anticipates the remaining aircraft will be placed under lease in increments through mid-2020.

Capital and Liquidity

SkyWest had $572 million in cash and marketable securities at September 30, 2019, up from $550 million at June 30, 2019. During the third quarter of 2019, SkyWest:

•	Used $25 million to repurchase stock under SkyWest’s $250 million share repurchase program
•	Used $30 million to acquire four CRJ900 aircraft under an early lease buyout
•	Used $39 million to acquire spare engines and $33 million for other spare aircraft parts and maintenance assets

Total debt at September 30, 2019 was $3.0 billion, down from $3.1 billion as of June 30, 2019.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of nearly 500 aircraft connecting millions of passengers each month to over 250 destinations and provides commercial air service in cities throughout North America with nearly 2,300 daily flights. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines to carry more than 40 million passengers annually. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with exceptional value for customers, shareholders and its more than 14,000 employees.

SkyWest will host its conference call to discuss third quarter 2019 results today, October 30, 2019, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/31930. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the third quarter 2019 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the potential benefits resulting from the sale of ExpressJet, including reduced risk, increased flexibility, efficiency and improved positioning for market opportunities, the scheduled aircraft deliveries for SkyWest Airlines in upcoming years and the related removal from service and/or placement into service of certain aircraft, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
OPERATING REVENUES
Flying agreements	$738,838	$816,057	$2,164,173	$2,377,659
Airport customer service and other	21,457	13,218	64,199	40,531
Total operating revenues	760,295	829,275	2,228,372	2,418,190

OPERATING EXPENSES
Salaries, wages and benefits	251,414	301,378	752,768	901,775
Aircraft maintenance, materials and repairs	133,521	142,285	376,572	423,665
Depreciation and amortization	92,795	86,088	272,929	246,386
Aircraft fuel	31,063	30,258	87,570	87,208
Airport-related expenses	27,808	25,655	89,237	80,852
Aircraft rentals	17,676	36,827	55,840	119,015
Special items	-	-	21,869	-
Other operating expenses	59,577	68,859	184,634	206,511
Total operating expenses	613,854	691,350	1,841,419	2,065,412
OPERATING INCOME	146,441	137,925	386,953	352,778

OTHER INCOME (EXPENSE)
Interest income	3,542	2,283	11,081	5,692
Interest expense	(31,606)	(31,440)	(96,884)	(86,485)
Other income, net	361	1,157	47,367	3,470
Total other expense, net	(27,703)	(28,000)	(38,436)	(77,323)

INCOME BEFORE INCOME TAXES	118,738	109,925	348,517	275,455
PROVISION FOR INCOME TAXES	27,399	26,879	80,945	62,189
NET INCOME	$91,339	$83,046	$267,572	$213,266

BASIC EARNINGS PER SHARE	$1.80	$1.60	$5.24	$4.10
DILUTED EARNINGS PER SHARE	$1.79	$1.57	$5.19	$4.03

Weighted average common shares
Basic	50,746	52,039	51,111	52,002
Diluted	51,129	52,981	51,568	52,976

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	September 30, 2019	December 31, 2018
Cash and marketable securities	$571,506	$689,329
Other current assets	238,883	331,465
Total current assets	810,389	1,020,794

Property and equipment, net	5,245,792	4,963,732
Deposit on aircraft	50,906	42,012
Other long-term assets	490,572	286,674
Total assets	$6,597,659	$6,313,212

Current portion, long-term debt	$362,582	$350,206
Other current liabilities	598,957	574,620
Total current liabilities	961,539	924,826

Long-term debt, net of current maturities	2,622,236	2,809,768
Other long-term liabilities	897,624	614,337
Stockholders' equity	2,116,260	1,964,281
Total liabilities and stockholders’ equity	$6,597,659	$6,313,212

Unaudited Operating Highlights – SkyWest Airlines

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Change	2019	2018	Change
Block hours	375,933	355,264	5.8%	1,096,104	1,028,492	6.6%
Departures	219,272	207,074	5.9%	627,799	592,139	6.0%

Adjusted flight completion	99.9%	99.9%	0.0 pts	99.9%	99.9%	0.0 pts
Raw flight completion	98.5%	98.9%	(0.4) pts	97.8%	98.5%	(0.7) pts

Passengers carried	11,568,831	10,784,556	7.3%	32,566,966	30,101,561	8.2%
Passenger load factor	83.9%	83.0%	0.9 pts	82.3%	81.6%	0.7 pts

Average passenger trip length	501	489	2.5%	501	490	2.2%

On January 22, 2019, SkyWest completed the sale of ExpressJet to a third party. The unaudited operating highlights above include SkyWest Airlines only and exclude ExpressJet in both periods for comparability purposes.

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service increased by one aircraft during Q3 2019, as follows:

Aircraft in scheduled service at June 30, 2019:	482
Additions:
New CRJ900 aircraft:	1
Aircraft in scheduled service at September 30, 2019:	483

SkyWest’s total fleet in service decreased by 91 aircraft over the last 12 months, as follows:

Aircraft in scheduled service at September 30, 2018:		574
Additions:
New E175 aircraft:	13
New CRJ900 aircraft:	11
Total new aircraft added:		24
Used aircraft transitioned back into service, net		18
SkyWest Airlines removals:
CRJ900 aircraft:		(5)
ExpressJet removals:
ERJ145 aircraft:	(100)
CRJ700 aircraft:	(28)
		(128)
Aircraft in scheduled service at September 30, 2019:		483

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type

	Three months ended September 30,			Nine months ended September 30,
SkyWest Airlines:	2019	2018	Variance %	2019	2018	Variance %
E175s	135,780	120,694	12.5%	395,776	329,667	20.1%
CRJ900s	31,595	28,175	12.1%	93,988	84,588	11.1%
CRJ700s	75,612	68,621	10.2%	224,448	201,687	11.3%
CRJ200s	132,946	137,774	(3.5)%	381,892	412,550	(7.4)%
Total Block Hours	375,933	355,264	5.8%	1,096,104	1,028,492	6.6%

Aircraft in Scheduled Service and Block Hour Production Forecast for 2019

	As of 12/31/2018	As of 3/31/2019	As of 6/30/2019	As of 9/30/2019	As of 12/31/2019
SkyWest Airlines aircraft (1):	(Actual)	(Actual)	(Actual)	(Actual))	(Estimate)
E175s	146	147	151	151	156
CRJ900s	41	43	42	43	43
CRJ700s	99	99	99	99	94
CRJ200s	184	187	190	190	190
Total SkyWest Airlines	470	476	482	483	483

As of 12/31/2018
ExpressJet aircraft (1):	(Actual)
ERJ145s	100
CRJ200s	16
CRJ700s	10
Total ExpressJet	126

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Total 2019
SkyWest Airlines (2):	(Actual)	(Actual)	(Actual)	(Actual)	(Estimate)	(Estimate)
Block Hours	351,928	349,389	370,782	375,933	369,000	1,465,000

(1)	The aircraft count in the table above excludes aircraft removed from SkyWest’s scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft placed into service when transitioning between flying contracts, and timing of new aircraft deliveries.

As of September 30, 2019, SkyWest leased four CRJ200s, four CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above).

(2)	Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates. Actual block hours presented for Q4 2018 and Q1 2019 in the table above exclude block hours operated by ExpressJet prior to the sale of ExpressJet on January 22, 2019. ExpressJet generated approximately 17,000 block hours in the month of January 2019 through the date of sale. ExpressJet also generated 81,500 block hours in Q4 2018.